Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement Number 333-11145 of Otter Tail Corporation on Form S-3 of our report dated February 19, 2007, relating to the consolidated financial statements of Otter Tail Corporation and its subsidiaries (the “Company”) and to management’s report on the effectiveness of internal control over financial reporting, appearing in the 2006 Annual Report to Shareholders of the Company and incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended December 31, 2006 (which report (1) expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to the Company’s adoption of the recognition and disclosure provisions of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” (2) expresses an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) expresses an unqualified opinion on the effectiveness of internal control over financial reporting), and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
March 16, 2007